Exhibit 10.18

EHEALTH, INC.

EXECUTIVE BONUS PLAN

2012

1. Plan Objectives.

•	Reward management for achieving stated business objectives

•	Build long-term stockholder value

•	Provide competitive compensation for senior management

2. Administration. The Compensation Committee of eHealth, Inc. (the “Company”) will administer the Executive Bonus Plan (the “Plan”). The Compensation Committee reserves the right at any time during the fiscal year to modify the Plan in total or in part. This Plan may be amended, suspended or terminated at any time at the sole and absolute discretion of the Compensation Committee.

3. Eligibility. Senior management of the Company as nominated by the CEO and approved by the Compensation Committee, but not including the CEO, (collectively, “Participants”) are eligible to participate in this Plan. Participation in the Plan in one year does not imply continued Plan participation in any subsequent year. Participants must be employed at the time of payment to earn any payment under the Plan.

Eligible senior management hired during the Plan year will have their Target Incentive Percentage and Maximum Incentive Percentage set by the Compensation Committee (see Item 5 below). Such Participant’s incentive payout will be pro-rated from the first day of employment; provided that the Compensation Committee determines that the Participant is eligible to participate. Employees hired after September 30, 2012 are not eligible for incentive payout for the 2012 Plan year, unless the Compensation Committee determines otherwise.

4. Term. 12 months, commencing on January 1, 2012 and ending on December 31, 2012.

5. Target Incentive Payout. The Compensation Committee will approve a Target Incentive Percentage and a Maximum Incentive Percentage for each Participant. The incentives under this Plan are expressed as a percentage of annual base salary as of the time the Compensation Committee approves a Participant’s participation in the Plan (the “Annual Salary”). Attached, as Exhibit A, is a schedule of the Annual Salary, Target and Maximum Incentive Percentages and aggregate incentive for each 2012 Plan Participant. The aggregate “Target Incentive Award” for each Participant is equal to that Participant’s Annual Salary multiplied by the Target Incentive Percentage for that Participant.

6. Incentive Determination. 100% of each Participant’s potential Target Incentive Award is based upon achievement of the 2012 Revenue, Non-GAAP Operating Earnings (without stock compensation and amortization of acquired intangibles) and EBITDA (GAAP Operating Income without stock compensation, depreciation and amortization) performance goals of the Company (each, a “Goal”) as approved by the Compensation Committee in connection with the adoption of this Plan and subject to adjustment as set forth elsewhere in this Plan. The Revenue Goal comprises 40% of the total potential Target Incentive Award. The Non-GAAP Operating Earnings Goal and the EBITDA Goal each comprise 30% of the total potential Target Incentive Award. In order to determine payouts based upon Goal performance achievement between whole percentages, the Compensation Committee shall apply straight-line interpolation.

On-Target Performance Payout. In the event the Company meets the Revenue Goal, a Participant shall receive 40% of the product determined by multiplying the Target Incentive Percentage of the Participant by the Participant’s Annual Salary; in the event the Company meets the Non-GAAP Operating Earnings Goal or the EBITDA Goal, a Participant shall receive 30% (for each goal) of the product determined by multiplying the Target Incentive Percentage of the Participant by the Participant’s Annual Salary (respectively, for each of the three Goals, a “Goal Target Payout”).

Below 95% Performance. If a Goal is achieved as to less than 95%, there will be no payout for that Goal.

95-99% Performance Payout. If a Goal is achieved at a 95% level, a Participant shall receive, in connection with the partial achievement of that Goal, 50% of the Goal Target Payout. If a Goal is achieved at the 96% level, a Participant shall receive, in connection with the partial achievement of that Goal, 60% of the Goal Target Payout. If a Goal is achieved at the 97% level, a Participant shall receive, in connection with the partial achievement of that Goal, 70% of the Goal Target Payout. If a Goal is achieved at the 98% level, a Participant shall receive, in connection with the partial achievement of that Goal, 80% of the Goal Target Payout. If a Goal is achieved at the 99% level, a Participant shall receive, in connection with the partial achievement of that Goal, 90% of the Goal Target Payout.

Above 100% Performance Payout – 2012 Revenue Goal. Subject to the other provisions of this Plan, for each percent achieved above 100% of the 2012 Revenue Goal, the Participant will receive an additional 5% of the Goal Target Payout for the Revenue Goal up to a maximum additional payment equal to 50% of the Goal Target Payout.

Above 100% Performance Payout – 2012 Non-GAAP Operating Earnings Goal. If and only if the 2012 Revenue Goal is achieved at a level of 100% or more, then for each percent achieved above 100% of the 2012 Non-GAAP Operating Earnings Goal, the Participant will receive an additional 2.5% of the Goal Target Payout up to a maximum additional Goal Target Payout of 50%.

Above 100% Performance Payout – 2012 Non-GAAP EBITDA Goal. If and only if the 2012 Revenue Goal is achieved at a level of 100% or more, then for each percent achieved above 100% of the 2012 EBITDA Goal, the Participant will receive an additional 2.5% of the Goal Target Payout up to a maximum additional Goal Target Payout of 50%.

The Company must be profitable on an operating basis (excluding non-cash charges) for a Participant to qualify for their maximum payout under the Plan for any specific Goal. If the

Company is not profitable on an operating basis (excluding non-cash charges), the maximum possible payout for the achievement of all three Goals shall be no more than 100% of the Participant’s Target Incentive Award.

The 2012 Revenue Goal, Non-GAAP Operating Earnings Goal and EBITDA Goal and performance may exclude, at the Compensation Committee’s sole discretion, (i) the effect of mergers and acquisitions closing in 2012 (if any), (ii) any extraordinary non-recurring items as described in Accounting Principles Board Opinion No. 30 or as otherwise determined by the Compensation Committee to be extraordinary or non-recurring in its sole discretion, (iii) the effect of any changes in accounting principles affecting the Company’s or a business units’ reported results, and (iv) any non-recurring expenses specified by the Compensation Committee.

7. Payment. Payments under the Plan will be made following the release of the Company’s earnings to the public, but in no event later than March 15, 2013. The Compensation Committee must approve all executive officer incentive awards prior to payment. All Plan payments will be made net of applicable withholding taxes.

8. Employment at Will. The employment of all employees at eHealth is terminable at any time by either party, with or without cause being shown or advance notice by either party. This Plan shall not be construed to create a contract of employment for a specified period of time between eHealth and any employee.

9. Entire Agreement. This Plan is the entire agreement between eHealth and the eligible employees regarding the subject matter of this Plan and supersedes all prior bonus compensation or bonus incentive plans or any written or verbal representations regarding the subject matter of this Plan.

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EXHIBIT A

Salaries, Incentives and Incentive Percentages for 2012 Plan Participants

			INCENTIVE%		INCENTIVE $
OFFICERS	SALARY	TITLE	TARGET	MAX	TARGET		MAX
Gibbs, Sam	$250,000	President, Govt Systems	60%	90%	$150,000		$225,000
Huizinga, Stuart	$280,000	CFO	60%	90%	$168,000		$252,000
Hurley, Robert	$250,000	SVP	60%	90%	$150,000		$225,000
Shaughnessy, Bill	$500,000	President & COO	60%	90%	$300,000	*	$450,000	*

*	Per employment agreement, to be pro-rated for partial year.